Exhibit 99.1

For Immediate Release

Coast Distribution System Suspends Dividend

MORGAN HILL, Calif., Nov. 25, 2008 — The Coast Distribution System, Inc. (NYSE Alternext US: CRV) today announced that the Company’s board of directors has suspended the quarterly cash dividend, effective immediately, due to the impact of continued weak economic conditions, particularly within the recreational vehicle market.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV), marine and outdoor recreation industries, reported the dividend suspension will save the company approximately $535,000 annually. The suspension is among several initiatives in place to manage Coast’s cash reserves during what appears to be the most severe decline for the RV industry in decades. According to the Recreational Vehicle Industry Association, RV shipments have declined 24.6 percent year-over-year for the first nine months of 2008.

“Like many other companies, we have taken these actions as a result of some of the worst economic conditions in our lifetime, and the most difficult conditions we have seen in the RV industry since the 1970s,” said Coast’s Chief Executive Officer Jim Musbach. “We remain confident that Coast will emerge in a stronger position when the economy improves, but current trends indicate a need for this additional prudence to preserve our financial flexibility.

“This suspension follows several other actions taken this year to significantly lower costs and enhance liquidity. Since November 2007, we have reduced our staffing levels by 15 percent. We have also replaced our annual Las Vegas dealer trade show with a new, more efficient online sales program.”

The Board of Directors intends to consider future dividends based upon the Company’s ongoing financial results. In Sept. 2008, Coast announced its Board of Directors declared its 2008 third quarter dividend of $0.03 per share, paid on Sept. 30, 2008 to shareholders of record as of Sept. 16, 2008.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 14,000 products from 500 manufacturers through 17 distribution centers located in the U.S. and Canada. Most of Coast’s 12,000 customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the NYSE Alternext US (formerly the American Stock Exchange) under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as

“will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: Loss of confidence among consumers regarding economic conditions, that would adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in the costs of and shortages in supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; a tightening in the availability of credit and increases in interest rates which can make it more difficult for consumers to afford and purchase RVs and boats and higher price accessories; unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, and readers of this news release are urged to review the discussion of those risks and uncertainties that is contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2007 Annual Report, whether as a result of new information, future events or otherwise.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com